



                                               WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                         (in thousands, except ratios)
                                                                  (unaudited)


                                                                          Three Months
                                                                         Ended March 31,                Year Ended December 31,
                                                                      -----------------------   ------------------------------------
                                                                         1997         1996         1996         1995         1994
                                                                      ----------   ----------   ----------   ----------   ----------

Earnings:
      Loss before income taxes                                         $ (3,210)   $(1,464)     $(14,589)     $ (4,873)    $(57,261)
      Add back:   Interest expense                                        2,774      2,643        10,718        10,899        9,311
                  Amortization of debt issuance cost                        346        351         1,361         1,036          829
                  Portion of rent expense representative
                     of interest factor                                     119        124           459           451          349
                                                                      ----------   ---------   ----------     ---------    ---------

      Earnings (loss) as adjusted                                      $     29    $  1,654     $ (2,051)     $  7,513     $(46,772)
                                                                      ==========   =========   ==========    ==========   ==========

Fixed charges:
      Interest expense                                                 $  2,774    $  2,643     $ 10,718      $ 10,899     $  9,311
      Amortization of debt issuance cost                                    346         351        1,361         1,036          829
      Portion of rent expense representative of interest factor             119         124          459           451          349
                                                                      ----------   ---------   ----------     ---------    ---------

                                                                       $  3,239     $ 3,118     $ 12,538      $ 12,386     $ 10,489
                                                                      ==========   =========   ==========    =========     =========

Preferred dividends (grossed up to pretax equivalent basis):           $  3,735     $ 5,769     $ 14,251      $ 16,863     $  3,997
Accretion of preferred stock (grossed up to pretax equivalent basis):     1,615       2,604        6,458         4,573          394
                                                                      ----------   ---------   ----------    ----------    ---------

                                                                       $  5,350     $ 8,373     $ 20,709      $ 21,436        4,391
                                                                      ==========   =========   ==========    ==========    =========

Ratio of earnings to fixed charges                                           (a)         (a)          (a)          (a)           (a)
                                                                      ==========   =========   ==========    ==========    =========
Ratio of earnings to fixed charges, preferred dividends and accretion
      of preferred stock                                                     (b)         (b)          (b)          (b)           (b)
                                                                      ==========   =========   ==========    ==========   ==========



(a) Earnings were inadequate to cover fixed charges by $3.2 million, $1.5 million, $14.6 million, $4.9 million and $57.3 million, respectively, for the three months ended March 31, 1997 and March 31, 1996, for the years ended December 31, 1996, December 31, 1995, and December 31, 1994.

(b) Earnings were inadequate to cover fixed charges, preferred dividends and accretion of preferred stock by $8.6 million, $9.8 million, $35.3 million, $26.3 million and $61.7 million, respectively, for the three months ended March 31, 1997 and March 31, 1996, for the years ended December 31, 1996, December 31, 1995 and December 31, 1994. Certain of the preferred dividends are, at the option of the Company, payable in kind.



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